UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2021

OPTEX SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:.

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02 Compensatory Arrangements of Certain Officers

Optex Systems Holdings, Inc. (the “Company”) entered into an updated employment agreement with Danny Schoening dated December 1, 2021. The term of the agreement commenced as of December 1, 2021 and the current term ends on November 30, 2022. Mr. Schoening’s base salary is $296,031 per annum. Mr. Schoening will be eligible for a performance bonus based upon a rolling three-year operating plan adopted by the Company’s Board of Directors (the “Board”). The bonus will be based on operating metrics decided annually by our Board and tied to such three-year plan. The target bonus equates to 30% of Mr. Schoening’s base salary. Our Board will have discretion in good faith to alter the performance bonus upward or downward by 20%.

The updated employment agreement also served to amend Mr. Schoening’s RSU Agreement, dated January 2, 2019, by changing the third and final vesting date for the restricted stock units granted under such agreement from January 1, 2022 to the “change of control date,” that being the first of the following to occur with respect to the Company: (i) any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with certain exclusions, is or becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined above) acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. The amended RSU Agreement contains certain exceptions to the definition of change of control.

The employment agreement events of termination consist of: (i) death or permanent disability of Mr. Schoening; (ii) termination by the Company for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination by the Company without cause and (iv) termination by Mr. Schoening for good reason (including breach by the Company of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the Company’s then outstanding securities or those of its successor changing ownership or a sale of all or substantially all of its assets, without the surviving entity assuming the obligations under the agreement). For a termination by the Company for cause or upon death or permanent disability of Mr. Schoening, Mr. Schoening will be paid salary and for a termination due to his death or permanent disability, also any bonus earned through the date of termination. For a termination by the Company without cause or by Mr. Schoening with good reason, Mr. Schoening will also be paid six months’ base salary in effect and, if such termination occurs prior to a change of control, Mr. Schoening will not automatically forfeit the unvested RSUs until and unless the change of control does not occur by March 13, 2023.

The foregoing descriptions of the employment agreement are only a summary, do not purport to be complete, and are qualified in their entirety by the terms of the agreement, which is filed as Exhibit 10.1, hereto, and incorporated by reference herein.

ITEM 9.01 EXHIBIT

10.1	Employment Agreement of Danny Schoening, dated December 1, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Karen Hawkins
Karen Hawkins
Title:	Chief Financial Officer

Date: December 7, 2021